Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM GAINS EXCLUSIVE ACCESS TO NOVEL POLYMER-BASED

NITRIC OXIDE TECHNOLOGY FOR EXPANSION OF WOUND HEALING

PRODUCT PORTFOLIO

SAN DIEGO, CA – September 29, 2010 – Cardium Therapeutics (NYSE Amex: CXM) announced that it has gained exclusive access to commercial development rights for certain novel supramacromolecular polymer complexes enabling regulatable and localized topical delivery of nitric oxide for prolonged periods of one to three weeks, to broaden and expand the Company’s wound healing and tissue regeneration portfolio.

Nitric oxide (NO) is a physiological mediator that has been shown to play an important role in enhancing wound healing. This new polymer-based technology represents a potentially novel and practical way to integrate the use of NO into a variety of wound healing products, which could include granulated and powder dressings, topical creams and gels, thin films and aqueous formulations, as well as electrospun fibers for dressings and bandages. Based on preliminary evaluations, these NO polymer complexes appear to be compatible with Cardium’s Excellagen formulated collagen topical gel wound care dressing, which is currently the subject of a pending FDA 510(k) clearance application for marketing and sales in the United States. From a clinical development perspective, inhalable NO formulations have been approved for therapeutic use and the polymer components covered by this technology are currently used in FDA regulated medical products. Cardium believes that this versatile array of NO formulations offers the potential to commercially develop advanced wound dressings and therapeutics that could be applied to acute as well as chronic wound care settings.

“We are excited about the potential for the commercial development of this nitric oxide therapy initiative for wound healing and tissue regeneration. It opens the door for us to develop product extensions based on our formulated collagen product platform and to develop new products for other wound healing applications and in other medical settings that could include acute applications for military and emergency medical services. Previous efforts to use NO as a therapeutic agent have been limited by the short duration of its release and short half-life in the body, as well as by the intrinsic instability of traditional NO delivery agents. This novel and proprietary polymer-based technology allows for the localized delivery, activation and regulated release of NO over a period of time from one to several weeks, potentially enabling a new class of advanced wound therapeutics and dressings for both acute and chronic applications,” stated Christopher J. Reinhard, Cardium’s Chairman and Chief Executive Officer.

The technical advancements designed to provide regulatable and sustained release of NO were developed through research by Drs. Ping Lee and Yan Li at the University of Toronto and are currently covered by an exclusive option for wound care applications to Cardium. Dr. Lee is a professor and GlaxoSmithKline Chair at the Leslie Dan Faculty of Pharmacy at the University of Toronto. The business arrangements were coordinated and facilitated by MaRS Innovation, a commercialization agent that is supported by the Government of Canada that has partnered with 14 leading Toronto academic institutions to advance their discovery research toward commercialization.

Role of Nitric Oxide (NO) in Tissue Repair

Nitric oxide (NO) is recognized as a critical mediator of normal tissue repair. Working at the molecular, cellular and physiologic levels, essential wound repair processes such as granulation tissue formation, epidermal migration, collagen deposition and angiogenesis are all known to be regulated by NO bioactivity. Endogenously, NO is converted from arginine by three different nitric oxide synthases (NOS). It is known that inhibition of NO production impairs wound healing. The role of NO as a critical mediator is further supported by the fact that NO is involved in the up-regulation of the cytokine cascade, which serves as a key chemo-attractant for immune regulatory cells in the inflammatory phase of wound healing, as well as its transition into the proliferative phase for wound healing to progress to completion.

Nitric oxide has also been shown to enhance angiogenesis, endothelial cell migration, collagen synthesis, and wound closure, whereas NOS inhibition reduces or delays these processes. These cellular and physiological responses all suggest that NO plays a critical role in the overall wound healing process; and studies involving the application of NO further support its potential utility for wound healing and tissue repair and regeneration. For example, both topical application of NO gas or the administration NO donors appears to promote tissue repair and healing in animal models of diabetic wounds as well as in acute burn wound models. In addition, topical NO has also been shown to exhibit antimicrobial properties.

Based on these multiple beneficial activities, NO would appear to be an ideal therapeutic agent for various tissue injuries. Regulatable, localized and sustained delivery of NO would be particularly advantageous as NO would only be targeted to the specific site without eliciting systemic side effects. Despite these many advantages, the short duration of NO release and its short half-life in physiological fluids, as well as the intrinsic instability of available NO donors, has tended to prevent or limit the applicability of NO as a product opportunity for many wound care applications. Having regulatable and sustained release formulations offers the potential to overcome these technical limitations and enable the application of NO to a range of both acute and chronic wound healing applications.

About Excellagen

Excellagen is a highly-refined fibrillar bovine Type I collagen-based topical gel (2.6% collagen concentration) which has been evaluated in a controlled, double-blind randomized, multi-center Phase 2b clinical study at 23 U.S.-based medical centers for the treatment of chronic non-healing diabetic foot ulcers (the Matrix Study). Based on the pending 510(k) FDA submission, Excellagen would be indicated for the management of wounds, including partial and full thickness wounds, pressure ulcers, diabetic ulcers, chronic vascular ulcers and certain other wounds, such as surgical and trauma wounds.

Analysis of data from the Matrix Study indicates that the Excellagen product candidate appeared to be both safe and well tolerated, demonstrated improved wound area reductions and wound closure rates at 12 weeks following one or two treatments, and showed a statistically significant acceleration of wound healing during the first week following a one-time application compared to patients receiving standard of care therapy. In the first week following treatment, the radius of Excellagen-treated wounds decreased on average by 0.21 cm compared to 0.08 cm for standard of care-treated wounds (N=47, p = 0.018). The apparent treatment effect was particularly evident in patients with larger-sized wounds (>3.0 cm2). For example, at 12-weeks, 45% of all Excellagen-treated wounds achieved complete closure, compared to 31% in the standard of care group, representing a 45% overall improvement. For wounds >3 cm2 in area at screening, 33% of Excellagen-treated wounds achieved closure by 12 weeks compared to 0% for standard of care. In addition, 74% of all Excellagen-treated wounds achieved >90% wound area reduction at 12 weeks compared to 44% in the standard of care group, representing a 68% relative improvement.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current investment portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium lifestyle medicinals brand platform. The Company’s lead product candidates include: (1) Excellagen™ topical gel, for wound care management, which Cardium plans to market launch in the fourth quarter subject to pending FDA 510(k) clearance; and (2) Generx®, a DNA-based angiogenic cardiovascular biologic for patients in international markets with coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that access to the commercial development rights to technology for novel and proprietary supramacromolecular polymer complexes to provide regulatable and localized topical delivery of nitric oxide (NO) for prolonged periods will be successful or will broaden and expand the Company’s wound healing and tissue regeneration portfolio; that results or trends observed in vitro or in animal models will be reproduced or predictive of results in acute or chronic clinical settings; that NO will be sufficiently safe and effective in the promotion of wound healing and/or tissue regeneration; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that the U.S. Food and Drug Administration will grant marketing clearance of our product candidates or that we or a partner can successfully introduce our products into advanced wound care markets; that our product candidates will be perceived as being sufficiently safe and effective to lead to product advancement or partnering; that our product candidates offer the potential for simpler or more cost-effective treatments for physicians and patients than other products that currently are or will be on the market; that FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or its perceived value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; that discussions with potential strategic partners will be successful or that any partner will be able to efficiently and effectively commercialize our products in U.S. or international markets; or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of biologics and other therapeutic products and devices, and in the conduct of human clinical trials and other product development efforts, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition and regulation, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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Cardium Therapeutics™ Generx® and MedPodium™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™,

Osteorate™, Appexium™ and Linée™ are trademarks of Tissue Repair Company.

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